EXHIBIT 99.1

Universal American Financial Corp.	UHCO	Q2 2006 Earnings Call	August 2, 2006
Company ^	Ticker ^	Event Type ^	Date ^

MANAGEMENT DISCUSSION SECTION

Operator: Good day everyone and welcome to the Universal American Financial Corp. 2nd Quarter Results Conference Call.  At this time I would like to inform you that this conference is being recorded and that all participants are currently in a listen only mode.

I will now turn the conference over to Mr. Richard Barasch, Chairman and CEO of Universal American Financial. Please go ahead Mr. Barasch.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you. Good morning, everyone. Welcome to our 2006 second quarter conference call. I am here with Bob Waegelein, our CFO, and Lisa Spivack, our General Counsel. Before I begin, I would like to ask Lisa to read our Safe Harbor language.

Lisa M. Spivack, Senior Vice President and General Counsel

I would like to remind you that certain information discussed during this conference call may constitute forward-looking statements within the meaning of the Federal securities laws including, but not limited to, statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business; the estimation of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs, revenues; and future operating results. Although we believe that expectations reflected in these statements are based upon reasonable assumptions and estimates, we cannot give assurance that the expected results will be achieved. We refer you to our press release and Exchange Act filings for factors that can impact the Company. For forward-looking statements made during this call, the Company claims the protection of the Private Securities Litigation Reform Act of 1995 and assumes no obligation to update or supplement such statements.

Richard A. Barasch, Chairman and Chief Executive Officer

Thank you, Lisa. I’m pleased to report that our results for the second quarter continue to validate the strategic direction we have chosen, and put us in an excellent position to achieve the results that we had previously estimated for 2006.

The market for senior health insurance is evolving rapidly, and one of our strengths is our ability to recognize and react to the changing environment.  In the second quarter, we continued the transformation of our Company to take advantage of the opportunities that were introduced or strengthened by the passage of the Medicare Modernization Act in 2003. In the aggregate, we expect that our revenues will grow by more than 50% in 2006, and that around half of our revenues will be from businesses that we were not even in a little over two years ago.  At the same time, we are not abandoning our older businesses, especially Medicare Supplement, but these businesses will become increasingly less significant to our overall results if the current environment for Medicare Advantage and Part D continues.

When we reported our results in the first quarter, there was some understandable skepticism about the slope of results that we were projecting for the full year, based on the significant seasonality that exists in several of our businesses, particularly Med Supp and Part D. I think the results of the second quarter should go a long way toward alleviating these concerns.

In the course of the remarks, we will discuss the results of the second quarter, and also provide further visibility as to what we expect for the balance of the year.

In the aggregate, we reported pre-tax income of $28.9 million and after tax income of $18.1 million, or around $0.30 per share on a fully diluted basis. This includes a little more than half a cent for stock option expenses.  Revenues increased 57% to $361 million compared to last year.  Clearly the biggest driver of our revenue growth was the addition of Part D in 2006, but even excluding Part D, our revenues increased by 23%, largely driven by the growth of our Medicare Advantage business.

First, I would like to discuss the results of our Medicare Supplement business. We were happy to see that our loss ratio for the second quarter came in line with our expectations.  The loss ratio was 71.8%, slightly lower than the second quarter of last year, as calculated on a full look-back basis, giving us further reason to be optimistic that we’re on the way to reversing the trend of higher loss ratios.

We expect the loss ratio to continue to decrease during the year, as we are seeing a distinct trend of increases in earned premium on a pmpm basis, which appears to be in excess of the increase in costs calculated on the same basis. Consequently, we believe that the effect of our rate increase activity in the past year is beginning to take hold.  Taking into account the results of the second quarter and a preliminary look at July’s results, we continue to forecast a range of 71.5% to 73.5% loss ratio for the full year 2006.

Lapsation continues to trouble the Med Supp industry, as we have all experienced increased competitive pressure from other Med Supp companies and from Medicare Advantage products, especially private fee-for-service.  One of our responses to the increased competition, especially from other Medicare Advantage plans, was to step up the production of our own Medicare Advantage business, and the results of that segment, which I’ll talk about in a minute, support our diversification strategy.  In addition, we are aggressively trying to retain policyholders who may want to switch into one of the other plans we offer, whether Med Supp or private fee-for-service.  In the 2006 selling season, we were limited by the fact that we did not yet offer Medicare Advantage, and in particular private fee-for-service, plans in many of our largest Med Supp states, but this will not be the case next year, as we have filed to offer private fee-for-service in a total of 35 states.

Lapsation picked up towards the end of the second quarter, perhaps as a result of the end of the MA selling season.  Although much improved from the first quarter, our lapse rate was still a bit higher than we had hoped. We’re monitoring the book closely to see how it behaves in the second half of the year when there is much more limited competition from Medicare Advantage

Turning to Part D, we continue to be very encouraged by the strategic and financial benefits of this program, and we’re gratified to have additional positive results to report.

First, as to enrollment, we reported results on the approximately 440,000 members enrolled in our plans as indicated on the CMS books as of June 30, 2006.  We’re in the process of reconciling these numbers with CMS, and we are optimistic that when the final reconciliation is complete, we’ll have closer to 450,000 members, a bit less than the low end of our projections.

Nevertheless, our financial results are a encouraging, with a $7.9 million profit on approximately $80 million of total revenues.  These results include a combination of profits in our PDP and profits that we share with our PBM partner, PharmaCare.

Our numbers for the quarter and our estimates for the balance of the year are favorable largely due to several factors.  As we have pointed out before, our premiums for 2006 are higher than most of our peers, especially for the dual-eligibles, where we were very close to, but just under, the benchmark in many regions. Second, we are seeing better than expected utilization of generics and better than expected formulary compliance.  Finally, our risk sharing arrangement with our partner, PharmaCare, permits us to share in certain revenue and profits with the PBM.

Our Medicare Advantage segment is now the largest and fastest growing part of our business, both in terms of revenues and profitability.  During the second quarter of 2006, membership increased by 28% to more than 48,000 members, and annualized revenues increased by nearly 25% to over $470 million.  When you include the members that we signed up for July 1 enrollment, we now have in excess of 50,000 Medicare Advantage members.

The core of our success in Medicare Advantage continues to come from our highly successful operations in Houston and surrounding counties in Southeastern Texas.  Our model relies on close cooperation between the health plan and physicians, and we continue to prove the validity of this model.  In the past year, we have expanded our service area, added important new relationships with provider groups, and solidified a dominant position in this still under-penetrated market. We now have more than 32,000 members in this market, more than double the membership since we acquired Heritage just over two years ago.

We also gained a lot of traction in private fee-for-service this year. We started the year with around 5,000 members largely coming from two states.  And we’ll end the selling season with approximately 17,000 members in 15 states.  Just to put this into perspective, in the first six months of 2006, we added approximately $100 million in private fee-for-service new revenue, more than five times the revenue that we lost through lapsation on our Med Supp business.

We see private fee-for-service as a significant area for growth in the coming years, and we filed to sell this product in a total of 37 states for 2007.  It’s not coincidental that we will offer this product in all of the states in which we have significant Med Supp policyholders and distribution, and will be well-positioned to offer new, as well as existing, policyholders additional choices as to their health insurance needs.

The profitability of our MA business continued to grow as well.  For the quarter, this segment earned $10.4 million on revenues of just over $111 million.  On a sequential basis, revenues increased by 22%, while pre-tax income rose by 12%, compared to the first quarter of 2006.

In the aggregate, the lines of business that comprise our Specialty Health and Life and Annuity segments performed quite well in the second quarter, after an unusual dip in the first quarter.  The highlights were a reduction in claims activity in our life business and on our run-off long-term care lines.

Now, I would like to spend a moment recapping our expectations for the balance of the year. For the full year 2006, we expect to earn between $1.27 and $1.35 per fully diluted share, on revenues of between $1.4 and $1.5 billion.  This includes around $0.03 to $0.04 per share in stock option expense.

The expected seasonal reduction in loss ratio that we saw in the second quarter in our Med Supp line gives us reason to be confident that the trend will continue as expected through the balance of the year.  We’re still concerned about lapsation, and we’re being a little bit more conservative about our forecast of lapsation and revenue for the balance of the year.

As to Med Advantage, the key drivers of the profitability are increased revenue coupled with moderate loss ratio trends.  In the second quarter, including the June sales that took effect on July 1, we well exceeded our ambitious sales estimates, and are thus confident in the revenue numbers that we have forecast.  In general, we expect loss ratios to tick up from here, but our forecast captures what we consider to be a reasonable range of results.

Finally, our Part D results also should improve through the quarters based on the decreasing slope of claims, along with some additional revenues that we expect as we complete the reconciliation process with CMS.  In addition, the cost of running the program has moderated and should continue to moderate in the third quarter.  However, it’s going to ramp up again as we head into the 2007 selling season.

It’s important to note that our guidance does not include the costs that we will incur as we expand into new Medicare HMO markets and ramp up from 15 to 35 states in private fee-for-service. We’re in the midst of finalizing these expansion plans and will be more forthcoming with the projected costs in the near future.

We continue to be optimistic about the opportunities for Universal American, and we remain comfortable with our ability to implement our strategy to build a diversified and profitable growth company targeting the large senior healthcare market.  We very much appreciate the patience that our investors have shown as we execute our ambitious business plans.

Bob and I will now be happy to answer any questions that you may have.

QUESTION AND ANSWER SECTION

Operator: At this time, if you would like to ask a question, please press “star” then the number 1 on your telephone keypad. If you would like to withdraw your question, please press “star” then the number 2. Your question will be taken in the order that it is received. Please stand by for your first question. Your first question comes from the line of Darren Miller with Goldman Sachs.

<Q — Darren Miller>: Good morning.  I was wondering if you could attribute the lapsation in the second quarter on a percentage basis to either other private fee-for-service plans or other Med Supp carriers?

<A — Richard Barasch>: We did not do the survey yet. We plan to do that this summer as to where the lapses went. What we did in the first quarter indicated that about half of our lapses had come from Medicare Advantage and half to other Med Supp companies.

<Q - Darren Miller>: Okay.

<A — Richard Barasch>: We did not update that survey in the second quarter.

<Q - Darren Miller>: Got you.  And then a quick question is what you’re seeing in terms of competitive pricing on the Med Supp business?

<A — Richard Barasch>: Well it’s, you know, there are some pretty aggressive competitors out there. You know, we’re trying to be as aggressive as we think is prudent as well. We are not alone in targeting the senior market as a growth market. And there are some new entrants into the marketplace that are being aggressive.

<Q - Darren Miller>: Great.  Thank you.

Operator: Our next question comes from the line of Josh Raskin with Lehman Brothers.

<Q — Josh Raskin>: Hi, thanks. Richard, I apologize, I jumped on late so if I missed this I apologize.  But two questions: First, on the PDP, if I’m looking at sort of the operating margins you guys are reporting, and I ,sort of, think about the expectations for the second half, I’m backing into something in the mid to high teens for a profit margin.  So I guess two questions — one, is that the right range?  And then, secondarily, that’s, you know, pretty high relative to some of the competitors. I just want to make sure I understand that that is excluding corporate overhead allocation and also including some PBM share gains with the CVS relationship, and if there’s any way to, sort of, quantify those?

<A — Richard Barasch>: You know, you’ve both asked and answered the question very well because those are exactly, you know, both are exactly right.  I think if you kind of piece out our results of our PDPs it wouldn’t look materially different from some of our competitors.  But in fact, you know, we do have this additional revenue source based on our relationship with PharmaCare.  And that is in large part what’s driving the additional profits.

<Q — Josh Raskin>: So we should assume that, you know, is it fair to say that literally half of the profitability is connected with the additional PBM profits?

<A — Richard Barasch >: Yeah, I mean again, I’m - give us a moment or two to calculate that, but I think you’re in the right range.

<Q — Josh Raskin>: Okay ,that sounds good.

<A — Richard Barasch>: When I say, “a moment or two,” we’ll get back to you.

<Q — Josh Raskin>: Okay. And then just a second question - looking for a little bit of a membership decline in the MA book, it looks like private fee-for-service in the fourth quarter - is that just simplistically the inability to sell versus, you know, the involuntary terminations in that book?

<A — Richard Barasch >: Yes, said nicely, yes. You know, this is the first lock-in. And, you know, we’re - we’ve taken the view that there’s going to be some lapsation. You know, again for involuntary reasons, you know, people move. So there are still reasons for people to come out of our plan.  I think, in general, we’re kind of trying to be conservative about this.  You know, but I think it’s important to note here too, is that we actually haven’t stopped selling.  In Houston we’re actively selling in the duals marketplace and a little bit in the group market. And we actually had some sales activity in July.  Private fee-for-service can still be sold on a group basis.  And we, you know, we can’t predict group because it’s lumpier than individual sales.  But, you know, it wouldn’t be out of the question for us to get even a little bit of membership increase through the balance of the year.  But again, I would be cautious about really embedding that in any numbers because it’s not clear if it will happen and whether it will move the needle.

<Q — Josh Raskin>: Okay, that’s helpful. I’m sorry, just one last question on the PDP. The margin’s actually coming in a lot better than I expected and I think better than some initial management expectations.  Should we think of that as being factored into your ‘07 bids?

<A — Richard Barasch>:Well, again, we haven’t really talked much about ‘07 at this point. But I can broadly say that we plan to be competitive.  And we bid in a way to generate profitability and growth.

<Q — Josh Raskin>: Okay. Thanks.

Operator: Your next question comes from the line of Mark Finkelstein with Cochran, Caronia and Waller. Please state your question.

<Q — Mark Finkelstein>: Hi. Good morning.  I’ll push you just a little bit on that last question. When you talk about going into ‘07 and growth and profitability, does that include the expectation of growing earnings or growing the top line?

<A — Richard Barasch>: You know, again, I know you want to push on this point, but we really haven’t talked at all about ‘07 yet. And I’m frankly not in a position to do it.  The broad answer to the question is that we do have profitability. We understand that we were as a competitive matter, in the marketplace were a bit expensive. And we would like to be more competitive because we think that will lead to more growth.

<Q — Mark Finkelstein>: Okay. And then just thinking about kind of the MA build out, particularly with the higher expenses for the back half of this year as well as thoughts on expansion, I think I understand the private fee-for-service and the state expansion there.  Can you just expand on the comment in the press release on HMO build out?

<A — Richard Barasch>: Yes, we’ve isolated a couple of HMO expansion markets.  We’re just finalizing our plans for them.  And both for competitive reasons and for sort of FD reasons, we’re not ready to kind of be forthcoming about the plans exactly yet.

<Q — Mark Finkelstein>: Okay. And then just I guess, thinking about Florida which I believe has been a little bit slower than you initially anticipated, I guess what gives you comfort in terms of building out additional areas?  And again, you’re not talking about…?

<A — Richard Barasch>: It’s a good question. And, I think, our first foray out of Texas wasn’t the most shining moment for our company.  However, I think what’s really important, and the reason why I’m very confident that we will be able to expand, is if you look at Southeast Texas, we’ve expanded from when we started about eight IPAs, or LPOs as we call them, something around - about 18 of them. We’ve expanded into four additional counties. The Beaumont market and the Harris county market are different markets.  And we’ve been able to conclude Heritage-wide deals with a lot of new providers in the last two years. We don’t think there’s anything in the water in Houston that makes it special.  It’s perhaps closer to the people in Houston, but we’ve had a stream of visitors to our office to see how this works over the past 12 months. And we’re finding that there’s a lot of interest in this model in the provider community, not only just in our location.

<Q — Mark Finkelstein>: Okay and then a couple just detailed questions. I think you have the data on this. How did July lapses look in Med Supp?

<A — Richard Barasch>: We don’t think we published the data.

<A — Robert Waegelein >: We haven’t published it and we don’t typically talk within the month. But there’s nothing giving us any concern yet that the lowering of lapses through the balance of the year should not occur.

<A — Richard Barasch>: Yes, we - look, we anticipated a little bit of a blip the last piece of June. And that carries through the first piece of July because that’s the lapsation of, kind of, the last push on Med Advantage.  And I think the real telling months, frankly, are going to be August and September.

<Q — Mark Finkelstein>: Okay. And I know you go through kind of - with your Med Supp increases - kind of a rolling rate increase as opposed to a Jan 1.  But do you have a feel for just the higher than trend rate increases?  And what percentage of the book has been re-priced for 2006?  And so, when you look at the back half of the year, what percentage of the book still needs to be, kind of, get that above trend rate increase?

<A — Richard Barasch>: Well, we’ve re-priced the entire book. The only question is when it rolls in.

<Q — Mark Finkelstein>: Right.

<A — Richard Barasch>: So, I would say that we’re probably close to the point where we’ve rolled in the rate increases that we want.

<A — Robert Waegelein >: Well, I think they’ll still come through the balance of the year. We probably have 60% of the policyholders that received notification of a rate increase, currently.  Through the balance of the year, the next 40% will get it.

<A — Richard Barasch>: And that’s on rate increases that we’ve already applied for.

<A — Robert Waegelein >: Correct.

<Q — Mark Finkelstein>: Okay, that’s what I was looking for.

<A — Richard Barasch>: Yes, we’ve already applied. But it takes a while because they don’t get their rate increase until the next payment cycle.

<Q — Mark Finkelstein>: Right, right. Okay, that’s perfect. Thanks guys.

<A — Richard Barasch>: All right.

Operator: Your next question comes from the line of Greg Genova with Deutsche Bank. Please state your question.

<Q — Scott Fidel>: Hi. Actually it’s Scott Fidel. And I apologize, I had to jump on late as well. First question, Richard, did you update us on what - in your guidance you’re talking about some extra costs for the expanding markets in Medicare and Part D in the back half of the year.  Can you help just quantify what those costs are?

<A — Richard Barasch>: Yes, you know, we’re not quite ready to do that yet because we’re just finalizing the plans. But I would say in the pretty near future we’ll be pretty visible about it.

<Q — Scott Fidel>: Okay, so we should expect on the next quarterly update to hear about that?

<A — Richard Barasch>: Yes. I would say that or even before frankly.

<Q — Scott Fidel>: Okay.

<A — Richard Barasch>: If it’s appropriate.

<Q — Scott Fidel>: All right. And then just - just a follow-up, just on the Med Supp 12 month rolling price increases. I missed that earlier. Just what were you seeing overall?

<A — Richard Barasch>: On rate increases?

<Q — Scott Fidel>: On the rate increases, yes.

<A — Robert Waegelein>: Right. Again, we’ve been filing for anywhere between 13% and 16% rate increases. And we’re seeing that effectiveness come through. Again, Scott, when you try to put premiums divided by counts, you’ll see a little bit different numbers as folks lapse off and new business comes in at different rates. But when we do analyze the in-force that’s staying, we’re seeing those levels of interest rates being applied to the in-force.

<Q — Scott Fidel>: Okay. And then just a follow-up to - what would you estimate sort of the underlying cost trend now in the Med Supp business would look like?

<A — Richard Barasch>: Ten.

<Q — Scott Fidel>: Ten percent?

<A — Richard Barasch>: Yes. I mean and again, there’s a little - it has to be a little bit of play in that number because it’s pretty clear that there’s going to be a continued increase in deductibles and co-pays from Medicare itself.

<Q — Scott Fidel>: Thank you.

<A — Richard Barasch>: And that’s a part of Med Supp trend that’s not kind of an underlying - that’s why you can’t necessarily compare it to sort of other medical trends.

<Q — Scott Fidel>: Got you.

<A — Richard Barasch>: Or it’s an additional factor anyway.

Operator: Your next question comes from the line of Joe France with Bank of America. Please state your question.

<Q — Joe France>: Thank you. I just wanted to follow-up on your comments about Medicare Advantage. The year to year change was up like 100 basis points in terms of the MLR, but it was down sequentially. What was - what’s driving the margin expectation for the balance of the year?

<A — Richard Barasch>: Well, you know, we have a range of results - range of loss ratio results in our guidance which expresses what we think the reasonable range is.  Again, I wish that we could dial these loss ratio numbers in. We can’t. There’s - you know we’re - each quarter has some of its own dynamics in terms of MLR. We kind of try to look at it point to point. And we were a little bit higher in the first quarter than we wanted to be. And we’re, you know, we kind of came back in the second quarter. And I think that’s sort of the kind of pattern you’re going to see. Although, directionally, I think I’ve been pretty clear about this for a while, given the bidding process and competitive pressures, that our loss ratios are going tick up over time.

<Q — Joe France>: Thank you, Richard. Then there’s no change. There’s no re-contracting going on this year since the beginning of the year or…?

<A — Richard Barasch>: We’re - I can’t answer that definitively. The Heritage folks are in constant negotiation with the provider groups. And, again, we look at this in the aggregate.

<Q — Joe France>: Thank you very much.

Operator: At this time, I would like to remind everyone, if you would like to ask a question, please press “star” then the number 1 on your telephone keypad. And if you would like to withdraw your question, please press “star” then the number 2. Your questions will be taken in the order that it is received.  Your next question comes from the line of Steven Schwartz with Raymond James and Associates. Please state your question

<Q — Steven Schwartz>: Hey, good morning guys.

<A — Richard Barasch>: Hey, Steve.

<A — Robert Waegelein>: Good morning, Steve.

<Q — Steven Schwartz>: Hey, a couple of questions. First, a simple one.  Bob, how are you situated vis-à-vis cash and short term debt?  I mean one of the placers has been if interest rates move up you would benefit. How are you currently positioned?

<A — Robert Waegelein>: Well we’ve benefited quite well in the last six months, Steve. Our floating rate debt is in the mid 100s. Our short duration floating rate portfolio, which includes cash and other securities that we bought that moves with the short duration rate, is over 200 - well probably 150 million higher than our floating rate debt.  In addition, we did get some advance payments from the government for some of the donut hole payments on duals that’s maintained in a short duration portfolio as well. So, quite well we’ve experienced on the rates.

<Q — Steven Schwartz>: Okay.  Richard, vis-à-vis deductibles going up  — last year going into this year got hit, kind of, by surprise of the deductibles going up and being able to increase rates on Med Supp. Are you prepared for this this time around?

<A — Richard Barasch>: Yeah, I think embedded in the conversation is, if we think the trend is ten, our rate increases have been higher than that. So the implication there is we’re trying to be prepared in advance.  I think the last year, I think that comment was very true for 2005 — a little less true for 2006. We tried to say that the slope was going to be higher. But, as we’re kind of seeing in the overall trends, I think we were, in fact, on an aggregate basis, relatively prepared for it.

<Q — Steven Schwartz>: Okay. And then just maybe you could talk a little bit - this is a little bit of a process question — but given the current environment, using the agents, I mean, do you - are you interested in going out as you build out to new geographic territories, are you interested in switching people out from Med Supp to private fee-for-service?  How do you go about keeping that person who undoubtedly is being hit up by everybody?

<A — Richard Barasch>: Let’s sort of talk about this generically. We’ve got this book of Med Supp business. And we know we lost a bunch to private fee-for-service in 2006.  On a first level basis, we don’t want that to happen. If somebody in our book wants to move to private fee-for-service, we should be their first choice to do that because, theoretically, they’ve been happy with our company and our service, et cetera.  And it’s largely going to be the same - the agent that sold it to them.  So we want to try to make sure, as a first instance, that anybody who’s a potential switcher is going to stay with us.  And the most important expression, Steve, is that that is a fact that we were in 15 states and now we’re in 35.

<Q — Steven Schwartz>: Right.

<A — Richard Barasch>: Beyond that, each individual and each individual agent is going to have to kind of re-examine their needs. And we will have a product for many of their needs — more of their needs.

<Q — Steven Schwartz>: Okay so it’s really a pull kind of thing. The insured may want to switch. You’ve got to make sure that the agent, particularly if it’s an independent agent, uses your product.

<A — Richard Barasch>: That’s right.

<Q — Steven Schwartz>: Okay.

<A — Richard Barasch>: And that’s  — a lot of what we are doing right now is educating our current field force as to the new products that are coming through in their states.

<Q — Steven Schwartz>: Thank you. Great. Thanks.

Operator: Your next question comes from the line of Ken Zuckerberg with Farland Advisors. Please state your question.

<Q — Ken Zuckerberg>: Yes, good morning Richard.

<A — Richard Barasch>: Hey, how are you doing?

<Q — Ken Zuckerberg >: Doing well, thank you. Probably two questions for Bob. Bob, could you comment a little bit about the year over year difference in terms of change in DAC? And then, also wondered if this quarter’s tax rate is the reasonable rate to assume on a go-forward basis?

<A — Robert Waegelein>: Right. You know, year over year change in DAC, you kind of look at it in the various segments.  Clearly, Med Supp - the impact there is lower production.  So we have less deferrable costs like commissions and acquisition expenses with policy issue and the like.  Clearly, we’ve been talking about some lapsation effect through the amortization of DAC where we had to accelerate amortization of some deferred costs.  And this quarter was about $1 million more than we thought based on the higher lapsation.  In the life and annuity, our change in DAC, again, is impacted by production and again by lapsation.  And again, our production is off a little bit year over year.  So, optically, the numbers are quite different - and largely different.  But, again, the commissions and some of the underwriting expenses that go along with the life insurance are down as well.  In the second quarter of this year, our lapsation actually improved. Our persistency was a little better than we thought in that segment.  And we had a good retention of DAC through the second quarter.  As it relates to the tax expense, the tax rate was up about 80 bps in the second quarter over the first quarter - so a little north of 37%.  And that’s attributable to our Canadian operations.  We’ve taken dividends out of Canada systematically over the past few quarters, and we’re at a point now that we have to pay a withholding tax pursuant to the tax revenue act of Canada. That is a permanent difference that will increase our tax rate as we continue to take dividends.  The second component of the increase was the statutory effective tax rate, and Canada has come down during the second quarter. And our deferred tax assets were in a positive position.  So we needed to revalue our deferred assets a little bit, which was an increased tax rate. That part does not get repeated.  So looking ahead, I think a 37% tax rate is probably appropriate for modeling purposes.

<Q — Ken Zuckerberg >: Great. Thanks a lot, Bob.

<A — Robert Waegelein>: All right.

Operator: Again, at this time, I would like to remind everyone, if you would like to ask a question, you may do so by pressing “star” then the number 1 on your telephone keypad.  And if you would like to withdraw your question, please press “star” then the number 2.  Your questions will be taken in the order that they are received.  There are no further questions. I will now turn the conference back to management.

Richard A. Barasch, Chairman, President, and Chief Executive Officer

Thanks everyone for spending time with us this morning.  As always, we’re available for any further questions that you might have. Thanks, everyone. Have a good day.

Operator: Ladies and gentlemen, this concludes our conference for today.  Thank you all for participating and have a nice day. All parties may now disconnect.